Exhibit 99.1

Investor Newsletter-Highlights for 2012 and Goals for 2013

After several years of strong growth in sales and profits, we have experienced a decrease in our sales over the last three quarters. Over the past three fiscal years, our sales have grown from $7 million to $10 million to $12 million, with net income of $1.4 million for our fiscal year ended February 29, 2012. For the nine months ended November 30, 2012, we experienced some of the same slowdown that other businesses have experienced due to global economic uncertainty and reductions in government programs worldwide. As a result, we expect to report annual sales in the $9.5 - $10 million range when our fiscal year ends on February 28, 2013. A reduction of this amount in sales would normally result in losses, unless action is taken in a timely manner to reduce costs, and that is what we did at Sono-Tek (OTC BB:SOTK). We expect to report net income of above $100K for the current fiscal year. We expect our EBITDA to be significantly higher than net income, which is usually considered a better measure of a business.

We continue to support our technology development and market development work, since we have seen economic dips before and fully expect our customers to regain their footing and require our equipment going forward. We believe we have a solid plan in place to increase our profitability in the upcoming fiscal year, and we have also targeted several new areas that we hope will result in growth.

One of our current projects is a new solar energy coating system, designed to be part of a lower cost method to create solar panels. While the general solar industry is undergoing retrenchment, the consensus in the industry is that lower cost manufacturers will survive and be successful. Our new system, which enables replacement of the current and costly CVD technology, has been designed to take advantage of the shift to low cost manufacturing in the solar industry. Furthermore, the technology that we have developed for our new ChemCoat system will have applications beyond the solar industry.

Another area is the development of a new coating system for balloon/catheters, an area that the medical device industry has strong interest in pursuing as the next advance in cardiac procedures. The coating of drug eluting cardiac stents, has been, and will continue to be, an attractive market for Sono-Tek. The combination balloon/catheter coater opens up a new market segment as medical companies search for more effective treatments of heart disease.

In the food industry, we have developed relationships with several large manufacturers who are interested in the advantages of our technology for enhancing the safety of ready-to-eat processed meats via low dose coating of anti-microbial actives, and other manufacturers are interested in the cost savings benefits of our technology in conjunction with coating of flavors on cereal products.

We are active in other areas as well, such as advanced glass coatings, thermal conductive oxide coatings, textile coatings, and semiconductor applications. Each of these areas has the potential to provide growth for us this year and next, as we make proactive adjustments to shift our resources from slower to faster growth areas.

So in spite of the difficult economic climate over the past four years, Sono-Tek has grown in three of these years, and we remain profitable, even after the recent downturn. We have confidence in our team and our technology to overcome the ground lost last year and to increase both our sales and net income in 2013. Our goal remains to carry this company forward to double digit growth, by continuing the penetration of ultrasonic spraying and coating into more and more applications.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2012	2011	2012	2011

Net Sales	$7,433,215	$9,083,801	$2,202,406	$2,944,772

Gross Profit	$3,596,704	$4,617,667	$1,081,634	$1,506,120

Net Income	$96,101	$871,923	$25,265	$195,803

Basic Earnings Per Share	$0.01	$0.06	$0.00	$0.01

Diluted Earnings Per Share	$0.01	$0.06	$0.00	$0.01

Weighted Average Shares - Basic	14,478,044	14,441,743	14,500,592	14,442,211

Weighted Average Shares - Diluted	14,581,386	14,540,733	14,576,211	14,483,245

This investor newsletter contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; maintenance of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

(January 16, 2013 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK)